EXHIBIT 5(b)

February 18, 2011

Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

Ladies and Gentlemen:

I am a Counsel of Alcoa Inc., a Pennsylvania corporation (the “Company”), and in that capacity I am familiar with (i) the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate aggregate initial offering price or number of the Company’s debt securities, Class B Serial Preferred Stock, $1.00 par value, common stock, $1.00 par value, warrants, stock purchase contracts and stock purchase units (collectively, the “Securities”), to be offered from time to time on terms to be determined at the time of the offering; and (ii) the Prospectus dated February 18, 2011 relating to the Securities (the “Prospectus”), as supplemented by the Prospectus Supplement dated February 18, 2011 (the “Prospectus Supplement”), relating to the resale by the selling stockholder named therein of 31,873,663 shares of the Company’s common stock, par value $1.00 per share (the “Shares”).

As a Counsel of the Company, I am generally familiar with its legal affairs. In addition, I have examined the Articles and By-Laws of the Company; the Registration Statement; the Prospectus and the Prospectus Supplement; certain resolutions adopted by the Board of Directors of the Company and duly authorized committees thereof; and such certificates of officers of the Company and other documents, corporate records and questions of law as I have considered necessary for the purposes of this opinion.

In making such examination and rendering the opinion set forth below, I have assumed that (i) each document submitted to me is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. I have further assumed the legal capacity of natural persons and that each party to the documents I have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

On the basis of the foregoing, I advise you that, in my opinion, the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

I am a member of the bar of the Commonwealth of Pennsylvania and my opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus Supplement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission under the Act.

Very truly yours,

/s/ Thomas F. Seligson

Thomas F. Seligson Counsel

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